Exhibit 10.97

28 March 2007

Mr. Abraham Keinan
4 Wycombe Gardens
London NW11 8AL
United Kingdom

Dear Mr. Keinan:

Re: Your Employment Agreement

I am writing to confirm the terms of your engagement by Swiftnet Limited (the "Company"). The terms of your engagement are as follows:

1.
You are employed as the Chairman of the Board of Directors of the Company ("Chairman"). You will report directly and only to the Board of Directors of the Company. The corporate offices of the Company are located at Britannia House, 960 High Road, London N12 9RY, United Kingdom; however you will be allowed to fulfil your responsibilities at any other location you may deem appropriate. You will be required to travel within the United Kingdom and abroad to the extent necessary properly to fulfil your responsibilities.

2.
You shall have no normal hours of work but are required to devote such time to your work as is necessary for the proper performance of your duties under this Agreement. We acknowledge that you also have a Consulting Agreement with the Company’s ultimate parent company, Xfone, Inc. ("Xfone"); that a significant portion of your working time is therefore devoted to Xfone; and that in carrying out your engagement as Chairman you shall in all respects comply with the directions and regulations from time to time given or made by the Board of Directors of Xfone. In any event of conflict, the directions and regulations given to you by the Board of Directors of Xfone shall prevail.

3.
This Agreement shall be in effect for an initial fixed term of five (5) years, beginning on 1 January 2007 (the "Initial Effective Term"), and thereafter shall automatically be renewed for additional terms of three (3) years (each, an "Additional Effective Term").

Notwithstanding the foregoing, each of the Company and you shall have the right to terminate the automatic renewal of this Agreement, for any reason whatsoever, by a termination notice in writing, to be provided to the other party not less than six (6) months prior to: (i) the expiration of the Initial Effective Term, or (ii) the expiration of any
Additional Effective Term (the "Notice Period").

Notwithstanding the foregoing, you shall have the right to terminate this Agreement, for any reason whatsoever, and at any time, including during the Initial Effective Term
("Early Termination"). In the event of Early Termination, the Notice Period shall be of not less than eight (8) months.

During the Notice Period, the Company shall be entitled to require you to remain away from work and/or cease to provide any work for you, provided that you shall continue to be entitled to receive your full salary and all other benefits payable to you under this Agreement. For the avoidance of doubt, during any period when you are required to remain away from work pursuant to this paragraph 3 it is agreed that you shall remain bound both by the terms of this Agreement and by any duties implied under your engagement with the Company.

4.	You shall well and faithfully serve the Company and use your best endeavours to promote its interests.

5.
Save in relation to an Associated Company (as defined in paragraph 19), you shall not without the Company’s Board prior consent in writing be directly or indirectly concerned or interested (in any capacity whatsoever whether as a director, employee, shareholder, agent, partner, consultant or otherwise) in any other business that competes with the Company or an Associated Company during the period of your engagement except for shares in publicly quoted companies held for investment purposes only.

6.	The Company shall pay to you during the term of your engagement a salary at the rate of Forty Eight Thousand British Pounds (£48,000) per annum, such salary to be paid in equal monthly instalments in arrears on the last Friday of each month.

7.	The payment of your salary shall be made, subject to deductions under any applicable law, to a U.K. bank account nominated by you.

8.	The Company shall provide you with an appropriate executive car or car allowance with an effective annual cost to the Company of up to Fifteen Thousand British Pounds (£15,000).

9.
You authorize the Company to deduct from any remuneration accrued and due to you under this Agreement or from any pay in lieu of notice, any over-payment of salary or expenses or payment made to you by mistake, any debt owed by you to the Company or any Associated Company, any other sum or sums which may be required to be authorized pursuant to Section 13 of the Employment Rights Act 1996 and any tax or Social Security contributions due in respect of remuneration or other money received or receivable by you from the Company.

10.	The Company shall pay your contributions to the following schemes:

a)	Health care for you and your immediate family;

b)	Permanent health;

c)	Life insurance arrangements (up to a maximum of four times salary);

d)	Pension rights - the Company shall contribute a monthly sum equal to 7.5% of your salary.

e)	Travel insurance

11.	The Company shall reimburse to you all traveling, hotel, restaurant and other expenses incurred by you in the proper performance of your duties under your engagement.

12.	Details of your entitlement to holiday during your engagement and other arrangements relating to holiday are set out in Schedule 1.

13.	The Company shall be entitled (without being obliged to pay you in lieu of notice) to terminate your engagement immediately upon giving written notice to you if:

a)	you shall be found guilty, by final judgment of a court of competent jurisdiction, of serious or persistent misconduct in connection with your duties under your engagement; or

b)	you shall be convicted, by final judgment of a court of competent jurisdiction, of a severe crime punishable by imprisonment; or

c)
you shall be unable by reason of illness or other incapacity to carry out your duties under your engagement for an aggregate period exceeding ninety (90) days in any calendar year. Notwithstanding the foregoing, in such event, the Company shall be obliged to pay you in lieu of notice.

14.     You have agreed to the restrictions set out in paragraphs 15, 16, 17 and 18 in order to provide protection for the confidential information, goodwill and client connections of the Company and/or the Associated Companies and to protect the legitimate interest such companies have in maintaining a stable, trained workforce.

In addition, you acknowledge and agree that you are entering into the obligations in paragraphs 15, 16, 17 and 18 with the Company both for itself and as trustee for each Associated Company to which those obligations may, by their terms apply to the extent that such obligations shall be directly enforceable by such Associated Companies or by the Company on their behalf.

15.	You will not during the period of your employment directly or indirectly either on your own behalf or on behalf of or jointly with any Person:

a)
introduce to any other Person any business of the kind with which the Company or any Associated Company could deal nor have any financial interest in or derive any financial benefit from any contracts or arrangements between the Company or any Associated Company and any other Person without having fully disclosed such interest or benefit to the Company’ Board or the relevant Associated Company and having obtained its express prior written consent; or

b)	employ or induce or try to induce any employee to leave the employment of the Company or any Associated Company.

16.
For a period of six (6) months from the Termination Date you will not (directly or indirectly) in any capacity whatsoever (whether as an employee, director, consultant, partner, shareholder, agent or otherwise) and whether on your own behalf or on behalf of or jointly with any other Person:

a)
seek or solicit business from, deal with, seek employment or engagement with, be employed or engaged by or engage in business with any Restricted Person or work on any account or business of any Restricted Person for the purpose of providing that Restricted Person, in competition with the Company or any Associated Company, with services which are the same as or similar to any services which were provided by the Company or any Associated Company to such Restricted Person at any time during the period of your employment; or

b)
seek or solicit business from, deal with, seek employment or engagement with, be employed or engaged by or engage in business with any Restricted Person or work on any account or business of any Restricted Person for the purpose of providing that Restricted Person, in competition with the Company or any Associated Company, with services which are the same as or similar to those which you have been involved in providing to that Restricted Person during the period of your employment; or

c)	employ or engage or solicit any Restricted Executive or try to entice any Restricted Executive to leave the employment of the Company or any Associated Company.

17.
You shall not, save in respect of the shares held in publicly quoted companies for investment purposes only or with the prior written consent of the Company’s Board (which shall not be unreasonably withheld) for a period of six (6) months from the Termination Date carry on or be concerned or engaged or interested, directly or indirectly, (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business which competes with any part of any trade or business carried on by the Company or any Associated Company in which you have been actively engaged or involved at any time during the period of your employment.

18.
You will not during the period of your employment (otherwise than in the proper performances of your duties) or at any time thereafter, divulge, or communicate, or copy, or reproduce (in any form or medium) to any Person, or copy, or reproduce (in any form or medium) any Confidential Information concerning the actual or proposed business, contractual arrangements, dealings, transactions or affairs of the Company or any Associated Company or of any its or their clients or business partners and you will not utilise any Confidential Information for your own benefit or for the benefit of any Person, provided that this obligation shall cease:

a)	in respect of any information which you are expressly and properly authorised in writing to disclose by the Board of the Company or the Board of any Associated Company; or

b)	in respect of any information which you are entitled or required to disclose by law to Persons to whom such disclosure is so authorised or required; or

c)
in respect of any information which shall become public knowledge from the time that such information becomes public knowledge (otherwise than as a result of a breach by you of this obligation or as a result of a breach by any other Person with a similar obligation).

19.	For the purposes of this Agreement the following words and expressions shall have the following meanings:

a)
"Associated Companies" shall mean (A) the ultimate parent company for the time being of the Company and any undertaking which is either (i) directly or indirectly a subsidiary of that ultimate parent company or directly or indirectly under the control, by shareholding, board control or agreement of that company; or (ii) an undertaking of which any Associated Company (of the kind specified in this paragraph above) owns (directly or indirectly) a twenty percent (20%) or greater share of such undertaking's ordinary share capital or in respect of which it has a right (direct or indirect) either to exercise control over twenty percent (20%) or more of the total voting rights attaching to such undertaking's share capital or to receive twenty percent (20%) or more of such undertaking's profits;

b)
“Confidential Information” shall include but is not limited to information comprised in designs, drawings, databases, software, manuals, instructions and catalogues held in whatever form relating to the creation, organisation, production or supply of any products or services by the Company or any Associated Company or by or to any of the suppliers, clients, partners or joint venturers of such company, information relating to the current or prospective marketing or sales of any products or services of the Company or any Associated Company, including lists of clients' and suppliers', names, addresses and contacts, sales targets and statistics, market share and pricing statistics, research, reports, advertising and promotional material, trade secrets, unpublished information relating to the Company's or any Associated Company's intellectual property and any other commercial, financial or technical information relating to businesses or prospective businesses of the Company or any Associated Company or to any client or potential client or supplier or potential supplier, licensee or employee of the Company or any Associated Company.

c)	"Person" shall mean any individual, partnership, firm, company, corporation or any other entity.

d)	"Restricted Person" shall mean any Person which is both:
i)
a Person to whom the Company or any Associated Company has provided services and/or a Person with whom the Company or any Associated Company has carried on or agreed to carry on any business of any kind whatsoever in each case with a view to a profit or gain; and

ii)
a Person with whom you personally have had dealings or of whom you have gained knowledge or a Person in respect of whom any employee who reports directly to you, personally has had dealings or has gained knowledge;

iii)	in each case at any time during the period of your employment;

e)
"Restricted Executive" shall mean any person with whom you have worked or come into contact during the period of your employment and who is employed under an Executive contract (as opposed to a Staff contract) by the Company or any Associated Company (as the case may be).

f)	"Termination Date" shall mean the date on which your employment with the Company ceases, for any reason whatsoever.

20.	You acknowledge and agree that:

a)
if in the course of your engagement you create or participate in the creation of any works, materials or inventions of any sort in any medium whatsoever whether known about at the date of this Agreement or otherwise (“Works”) then all intellectual property or other proprietary rights of any sort (including but not limited to copyright, patent right and design right) in and to the Works shall be and remain the absolute property of the Company or any relevant Associated Company and by signing this Agreement you hereby waive to the fullest extent possible by law, any right whatsoever (including all moral and other similar rights) in and to the Works (and any part of them); and

b)
the Company and any Associated Companies shall be entitled without any further consent or payment to use, reproduce and exploit throughout the world in all media (whether now known or invented later) the results and proceeds of your engagement without regard to whether such use, reproduction or exploitation occurs before, during or after the termination of your engagement and you hereby grant all such consents as are or may be necessary to enable such use, reproduction or exploitation; and

c)	you will do or execute and/or procure the doing or execution of all such acts and documents or things as may be necessary to give full effect to the provisions of this paragraph 20.

21.
Upon the termination of your employment however it occurs you shall immediately deliver to the Company (or at the Company’s option destroy/irrevocably delete) all property, assets and/or information of any kind whatsoever (however stored) within your possession or under your control relating to the affairs and business of the Company or any of the Associated Companies or any of their clients whether or not the same were originally supplied by the Company or by any of the Associated Companies. For the avoidance of doubt this obligation shall apply to any such information stored on any disk or electronic device of any kind (including without limitation computers) in your possession or under your control.

22.
The particulars of your terms of employment as set forth herein are effective as at 1 January 2007 and are provided in accordance with the Employment Rights Act 1996. We acknowledge that your period of continuous employment with the Company commenced on 12 February 1990.

23.	As required by the Employment Rights Act 1996 the Company gives you notice that:

a)	Should you have any grievance relating to your employment with the Company, you should follow any procedures adopted by the Company from time to time.

b)	Matters of a disciplinary nature will be decided according to the particular circumstances and in accordance with the Company disciplinary procedure from time to time.

c)	There are no collective agreements directly affecting the terms and conditions of your employment.

d)
If you are required to work outside the United Kingdom for a period of more than one month, the Company will at that time provide you with the requisite statutory written particulars concerning the arrangements for your work overseas.

24.
Whilst the provisions of this Agreement are considered by the parties to be reasonable in all circumstances it is agreed that if any one or more of such provisions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company and the Associated Companies but would be adjudged reasonable if any particular provision were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the relevant provision shall apply with such deletion, restriction or limitation as the case may be and the remainder of the provisions of this Agreement shall be unaffected by any such deletion, restriction or limitation.

25.
You agree that the limit on weekly working time contained in Regulation 4 of the Working Time Regulations 1998 does not apply to you. The Company and you agree that your consent, for the purposes of this paragraph 25, shall continue indefinitely except that you may withdraw such consent at any time by giving the Company one (1) month notice of your wish to do so.

26.
If during the period of your employment under this Agreement you shall cease to be a director of the Company your employment shall continue and the terms of this Agreement (other than those relating to the holding of office of director / chairman) shall continue in full force.

27.
This Agreement shall be governed by and construed in accordance with English law and you and the Company submit to the non-exclusive jurisdiction of the English courts (or any equivalent body such as employment tribunals) in connection with it.

28.
Your signature to this Agreement confirms that you consent to the Company and/or organisations who process data (including, but not limited to, payrolls) on our behalf: (a) holding, recording, using, processing information about you (some of which may be sensitive e.g. relating to your health) for the purposes of giving effect to this Agreement; and (b) transferring this information to Associated Companies and to third party companies which are not Associated Companies (which Associated Companies and third party companies may or may not be outside the European Union) for the same purposes, for example, to companies through which employment benefits may be provided to you.

29.
In accordance with the Health and Safety at Work Act 1974 you should take all reasonable steps to safeguard your own health and safety and that of any person who may be affected by your activities at work. You must co-operate with the Company and any other persons so that this requirement may be complied with.

30.
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute any documents or do any acts or things which are necessary (i) to vest in the Company (or any Associated Company) the right and title to any Works; and/or (ii) to transfer to the Company (or as it shall direct) the ownership of any shares in the Company or any Associated Company which you hold as a nominee on behalf of the Company or any Associated Company.

31.	In this Agreement references to any statute, regulation or other legislation shall be deemed to be a reference to such statute, regulation or legislation as amended or replaced from time to time.

32.	This Agreement shall continue in full force and effect following the termination of your employment insofar as its terms are expressed to continue after the Termination Date.

33.	Except as otherwise expressly stated in this Agreement, nothing in this Agreement confers any rights on any person (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

34.	This Agreement shall constitute the entire agreement between the Company and you with respect to the subject matter hereof, and shall supersede all previous, oral and/or written, negotiations, commitments, understandings and agreements relating to the subject matter hereto.

The Company shall be obliged if you would please confirm your acceptance of the above engagement, on the above terms by executing this Agreement as your deed and returning it to the Company. The receipt by the Company of the signed Agreement will constitute a legally binding agreement between you and the Company.

Yours sincerely

For and on behalf of Swiftnet Limited	By:	/s/ John Burton

Managing Director

Executed as a Deed ) by Abraham Keinan )
by way of acceptance of the )	By:	/s/ Abraham Keinan
above terms in the presence of: )

Witness Signature: /s/ Alon Reisser

Witness Name: (Please Print) Alon Reisser

Witness Address: 6/19 Rabbi Yhuda Hanasi St.
Modiin Ilit 71919
Israel

SCHEDULE 1

SICKNESS BENEFITS

If at anytime during which you are in receipt of salary payable by the Company you shall become entitled to Sickness Benefit or other State Benefits, all money to which you may become entitled in respect of these benefits will automatically be deducted from your salary in such manner as may be found convenient to, or otherwise decided by, the Company.

The Company shall pay your salary in full in respect of the first thirty (30) days of absence due to illness in any year (being a year commencing 1st January) during the period of your employment hereunder but you shall not receive any payment in respect of any subsequent period of illness in any such year. You will comply with all absence reporting procedures and other formalities from time to time notified by the Company to you in relation to statutory sick pay requirements.

HOLIDAY ENTITLEMENT

Normal bank holidays plus thirty (30) days holiday per annum paid at the normal salary rate.
Holiday entitlement is accumulated in accordance with applicable legislation or Company policy. The holiday year runs from 1st January to 31st December. You shall be entitled to carry forward not more than twenty (20) days of holiday each year without needing to seek permission of the Company’s Board.

Your holiday entitlement is inclusive of your statutory entitlement which is twenty (20) days per annum.

HOLIDAY ENTITLEMENT ON LEAVING

On leaving, holiday pay is calculated in accordance with applicable legislation or with Company policy (currently one fifty-second (1/52) of the annual holiday entitlement for each completed week worked in the current holiday year, less any holiday already taken (whichever is the most beneficial to you)).

No payment of accrued holiday pay will be made in the case of dismissal for misconduct.